Exhibit 21.1
Schedule of Significant Subsidiaries

Name of Organization	State/Jurisdiction of Incorporation
Badlands Power Fuels, LLC	Delaware
Nuverra Rocky Mountain Pipeline, LLC	Delaware
Nuverra Total Solutions, LLC	Delaware
NES Water Solutions, LLC	Delaware
HEK Water Solutions, LLC	Delaware
Badlands Power Fuels, LLC	North Dakota
Landtech Enterprises, LLC	North Dakota
Badlands Leasing, LLC	North Dakota
Ideal Oilfield Disposal, LLC	North Dakota
1960 Well Services, LLC	Ohio
Appalachian Water Services, LLC	Pennsylvania
Heckmann Water Resources Corporation	Texas
Heckmann Water Resources (CVR), Inc.	Texas
Heckmann Woods Cross, LLC	Utah